UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On July 20, 2009, MEMC Electronic Materials, Inc. (“MEMC” or the “Company”) reported that a jury trial will commence on Monday, July 20, 2009 in the Circuit Court for Frederick County, Maryland, in the case titled BP Solar International, Inc. vs. MEMC Electronic Materials, Inc. and MEMC Pasadena, Inc. (Civil Number 10-C-07-001240). The trial is expected to last two weeks. The case is a commercial dispute arising out of negotiations between the parties in the summer and fall of 2004 related to potential future sales of polysilicon powder by MEMC Pasadena to BP Solar.

A complaint was originally filed by the plaintiff in April 2007 alleging non-delivery of polysilicon powder for 2006. Plaintiff has since amended the complaint on four separate occasions, most recently on May 21, 2009. The Plaintiff now alleges that MEMC Pasadena failed to supply polysilicon powder to the Plaintiff in 2006 and 2007 under an alleged three year supply agreement. The Company has always maintained that no such long term supply agreement ever existed. BP Solar is claiming damages, based on its different theories of recovery in the case, of between $1 million and approximately $140 million.

MEMC and MEMC Pasadena believe that the lawsuit is without merit. The Company believed the case would be disposed of favorably to the Company pursuant to its motion for summary judgment. The court, however, found material facts were in dispute that would preclude summary judgment and so the case will now proceed to trial. The Company remains committed to a vigorous defense of the case and believes that it will ultimately be resolved in the Company’s favor. Due to the inherent uncertainties of jury trials, however, MEMC cannot predict the outcome or estimate the amount of loss with respect to this proceeding if the case is decided against the Company by the jury. An unfavorable outcome could have a material adverse impact on the Company’s results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: July 20, 2009	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Vice President and General Counsel